                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE

          BOSTON LIFE SCIENCES' STOCK TO COMMENCE TRADING ON THE NASDAQ
                       SMALLCAP MARKET ON MARCH 27, 2003


March 27, 2003 Boston, MA -- Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that it had received notification from a Nasdaq Listing Qualifications Panel that the Panel had determined to transfer the listing of the Company's securities to The Nasdaq SmallCap Market effective with the open of business on Thursday, March 27, 2003. Shares of the Company's securities will continue to be listed as BLSI. The Panel's decision was made in response to the Company's appeal of a Nasdaq Staff Determination Letter dated January 16, 2003 which stated that the Company failed to comply with the stockholders' equity requirement for continued listing on The Nasdaq markets.

         The Panel indicated that its decision was based, in part, on the Company's completion of a private placement on March 12, 2003 which raised $10 million in gross proceeds. The rules of the Nasdaq SmallCap market require the Company to maintain stockholder's equity of at least $2.5 million. For additional information about the Company's financial position, interested parties should read the current report on Form 8-K to be filed with the Securities and Exchange Commission.

         Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic solutions for central nervous system diseases (CNS) and cancer. BLSI's products in development include: ALTROPANETM and FLUORATECTM radioimaging agents for the diagnosis of PD and ADHD; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders; novel therapies for the treatment of PD and ADHD; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

         Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as operating results and financial position, the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the level of operating expenses incurred, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company's products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K.

           For further information, please contact:

                                           CORPORATE
                                           JOSEPH HERNON
                                           CHIEF FINANCIAL OFFICER
                                           BOSTON LIFE SCIENCES, INC.
                                           617.425.0200
                                           EMAIL: JHERNON@BOSTONLIFESCIENCES.COM